Exhibit 10.6
FISCAL 2017 EXECUTIVE OFFICER BONUS PLAN AND EQUITY COMPENSATION

Bonus Plan

For the twelve month period ending June 30, 2017, each executive officer of Cardiovascular Systems, Inc. (the “Company”) is eligible to receive cash incentive compensation pursuant to the Fiscal 2017 Executive Officer Bonus Plan (the “Bonus Plan”) as follows:

Revenue and Adjusted EBITDA Goals

Receipt of cash incentive compensation for fiscal 2017 is based on the Company’s achievement of revenue and adjusted EBITDA financial goals for fiscal 2017. Adjusted EBITDA is defined as EBITDA with stock compensation added back into the calculation, in addition to an add-back of depreciation and amortization. Target bonus amounts are weighted 50% for the revenue goal and 50% for the adjusted EBITDA goal. Target bonus levels as a percentage of base salary are 115% for the Chairman, President and Chief Executive Officer, 90% for the Chief Operating Officer, 75% for the Chief Financial Officer, 65% for the Chief Talent Officer and Senior Vice President of Manufacturing and Operations, and 50% for the General Counsel and Corporate Secretary. Depending upon the Company’s performance against the goals, participants are eligible to earn 50% to 200% of each of the adjusted EBITDA and revenue portions of their target bonus amount. The Bonus Plan criteria are the same for all of the executive officers.

Equity Compensation

Additionally, each executive officer of the Company received the following grants of restricted stock on August 8, 2016, except for Mr. Ward, who received his grant on August 17, 2016 following his appointment as the Company's President and Chief Executive Officer:

Name/Title	Time-Based	Shareholder Return
Scott R. Ward Chairman, President and Chief Executive Officer	33,991	118,814
Laurence L. Betterley Chief Financial Officer	16,084	48,251
Kevin Kenny Chief Operating Officer	16,374	49,120
Laura Gillund Chief Talent Officer	7,152	21,455
Paul Koehn Senior Vice President of Manufacturing and Operations	7,961	23,881
Alexander Rosenstein General Counsel and Corporate Secretary	6,428	19,283

The amount of restricted stock granted to each executive officer is based upon the target equity grant for each executive officer divided by the closing price per share of the Company’s common stock on the date of grant; however, the restricted stock grants that vest based on total shareholder return provide the executive officer the opportunity to earn up to 200% of the target number of shares if performance goals are satisfied, and the grants set forth above represent such maximum amount and any shares not earned will be forfeited upon confirmation of performance achievement. Target equity grants as a percentage of base salary are 350% for the Chairman, President and Chief Executive Officer, 225% for the Chief Financial Officer, 200% for the Chief Operating Officer, and 125% for the other executive officers. The restricted stock grants under the column above titled (i) “Time-Based” will vest in equal installments of 1/3 on each of August 13, 2017, 2018 and 2019; and (ii) “Shareholder Return” will vest based on the Company’s total shareholder return relative to total shareholder return of the Company's peer group, as measured by the closing prices of the stock of the Company and the peer group members for the 90 trading days preceding July 1, 2016 compared to the closing prices of the stock of the Company and the peer group members for the 90 trading days preceding July 1, 2019. Vesting of the performance-vesting shares will be determined on the date that the Company's Annual Report on Form 10-K for the fiscal year ending June 30, 2019 is filed.